                                                                    Exhibit 12.1

                                                                 Fiscal Year Ended
                                              ------------------------------------------------------
                                              January 2,  January 3, January 4,  December   December
                                                 2000       1999        1998     29, 1996   31, 1995
                                              ----------  ----------  ---------  --------   --------
                                                                 (dollars in thousands)
DETERMINATION OF RATIO OF EARNINGS
  TO FIXED CHARGES:
Net income (loss) before taxes .............   $ (2,666)   $ 12,835   $ 17,003   $  4,039   $ (7,452)
Fixed Charges
    Interest expense .......................     11,777       6,296      5,532      5,646      5,915
    Amortization of deferred financing costs        546         213        944        360        302
    Interest component of rent .............        290       1,332      3,004      3,730      3,555
                                               --------    --------   --------   --------   --------

Earnings before fixed charges ..............      9,947      20,676     26,483     13,775      2,320
                                               ========    ========   ========   ========   ========


Fixed Charges
    Interest expense .......................     11,777       6,296      5,532      5,646      5,915
    Amortization of deferred financing costs        546         213        944        360        302
    Interest component of rent .............        290       1,332      3,004      3,730      3,555
                                               --------    --------   --------   --------    -------

Total fixed charges ........................     12,613       7,841      9,480      9,736      9,772
                                               ========    ========   ========   ========    =======

    Ratio of earnings to fixed charges (a)                      2.6 x      2.8 x      1.4 x
                                               ========    ========   ========   ========    =======


(a) For purposes of computing the ratio of earnings to fixed charges, "earnings" are defined as net income before fixed charges. Fixed charges are defined as interest expense, amortization of deferred financing costs, and the portion of rent expense representing interest. Earnings were inadequate to cover fixed charges by $2.7 million for the year ended January 2, 2000 and $7.5 million for the for the year ended December 31, 1995.